Exhibit 10.12

GENERAL RELEASE OF CLAIMS AND SEPARATION AGREEMENT

This General Release of Claims and Separation Agreement (“Release”) is entered into between Acuren Corporation (“Company”) and Michael Grigsby (“Executive”) (collectively the “Parties”).

1. The Parties agree that Executive will carry out his employment duties as Chief Financial Officer (“CFO”) until December 31, 2024, or such earlier date requested by the Company in its discretion (the actual date on which Executive’s employment ends is referred to as the “Separation Date”), on which date Executive will separate from employment.

2. If Executive timely executes (no later than the close of business on November 18th, 2024) and returns this Release; faithfully carries out his duties as CFO including aiding in an orderly transition of his duties to the successor through the Separation Date; and timely executes (no sooner than the close of business on the Separation Date, and no later than the close of business seven (7) days thereafter), returns, and does not revoke the supplemental release attached as Exhibit A (“Supplemental Release”), the Company will provide the following to Executive (the “Severance Benefits”): (a) Four Hundred and Fifty Thousand Dollars ($450,000.00), subject to applicable withholding and other taxes, which represents the full Retention Bonus opportunity amount, to be paid in one lump sum payment no later than January 31, 2025, provided there is a valid and irrevocable Release and Supplemental Release in place as of that date; and (b) Twenty Thousand Dollars ($20,000.00), subject to applicable withholding and other taxes, to offset Executive’s COBRA premiums, to be paid in one lump sum within fourteen (14) days of the Effective Date of the Supplemental Release, provided there is a valid and irrevocable Release and Supplemental Release in place as of that date.

3. Executive, for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits to which he is not otherwise entitled, does hereby release and forever discharge the Company, its subsidiaries (including, without limitation, Rockwood Service Corporation), affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, failure to pay bonuses or other incentive compensation, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company advised him to consult with an attorney of his choosing. Notwithstanding anything in this Paragraph 3 to the contrary, this release of claims shall not apply to (i) any rights or claims that may arise as a result of events occurring after the date Executive executes this Release, (ii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (iv) any rights as a holder of equity securities of the Company. Executive acknowledges and agrees that the Executive Employment Agreement between Executive and the Company was never fully executed and therefore is of no force or effect, and that Executive is not and will not be entitled to any further annual bonus or long term incentive from the Company.

4. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date Executive executes this Release; provided, however, that this representation does not include any past or ongoing charges, claims, or other cooperation with the Securities and Exchange Commission (“SEC”) about any possible securities law violation(s). Subject to the protected activities permitted by Paragraph 7 of this Release, Executive further covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to Paragraph 3 hereof.

5. Subject to the protected activities permitted by Paragraph 7 or as otherwise required or specifically permitted by law, Executive agrees:

a. Through the Separation Date, not to disclose the terms of this Release or the Supplemental Release to any person or entity, other than Executive’s spouse, legal advisor or tax advisor, provided such persons agree to keep the information confidential. Executive agrees that any person to whom disclosure is permitted shall be told of his or her confidentiality obligations, and any breach by such persons shall constitute a breach by Executive. Thereafter, Executive will cooperate with the Company to deliver messaging about the circumstances surrounding his separation and exit form the Company at the Company’s discretion and direction.

b. Executive agrees to refrain from taking actions or making statements, written or oral, directly or indirectly, that might disparage or defame the goodwill or reputation of the Released Parties, or that could adversely affect the morale of other employees of those entities or otherwise have a negative impact, including statements made on social media sites, whether attributed to Executive or made anonymously. The Company agrees to instruct the following officers and directors of the Company to refrain from taking actions or making statements, written or oral, directly or indirectly, that might disparage or defame the goodwill or reputation of Executive, including statements made on social media sites, whether attributed to the individual or made anonymously: Tal Pizzey, Rindi St. John, Fiona Sutherland, Desiree DeStefano, Sr. Martin Franklin, and Robbie Franklin.

c. Executive will cooperate fully and truthfully with the Released Parties and each of their counsel, upon their request, with respect to any potential or pending proceeding (including, but not limited to, any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates at least in part to matters with which Executive was involved while he was an employee of the Company or any of its affiliates, or with which Executive has knowledge. Executive agrees to render such cooperation in a timely fashion and to provide the full benefit of Executive’s knowledge with respect to any such matter, and will make himself reasonably available for interviews, depositions, or court appearances at the request of the Released Parties or each of their counsel. Subject to the protected activities in Paragraph 7 below, if Executive receives a complaint or subpoena or other legal process relating to the Released Parties or a request for interview or to provide information concerning any existing, potential or threatened claims against any of the Released Parties, Executive shall give written notice to the Company, as applicable, within seven (7) days of receipt and prior to Executive’s response to any such process or communication, unless prohibited by applicable law.

6. Competitive Activity. In exchange for the valuable consideration provided by this Release, Executive agrees:

a. For a period of twelve (12) months following the Separation Date (the “Restricted Period”), Executive will not, within any geographic region over which Executive had supervisory responsibility, in the twelve (12) months preceding Executive’s separation from the Company (the “Restricted Territory”): (i) provide to any person or entity engaged in the Business (each a “Competitive Business”) the same or similar services that Executive provided to the Company Group in the course of his or her employment; (ii) provide to any Competitive Business any services that require or inevitably will require disclosure of the Company Group’s trade secrets or other Confidential Information; or (iii) loan money or otherwise provide financial assistance to any person or entity engaged in the Business; provide, however, that nothing in this Release prohibits Executive from owning an interest in a mutual fund which has invested an entity engaged in the Business or otherwise owning less than two percent (2%) of a publicly traded company engaged in the same, so long as such investment is a passive investment and Executive is not directly or indirectly involved in the management or operation of such company.

b. Following expiration of the Restricted Period, Executive shall continue to be obligated not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information.

c. During the Restricted Period, Executive will not, other than on behalf of the Company, directly or indirectly: (i) sell, attempt to sell, or assist in selling any Competitive Products or Services to any Customer or Prospective Customer of the Company Group; (ii) provide any Competitive Products or Services to any Customer or Prospective Customer; (iii) have contact with, solicit, or direct or assist in the contact or solicitation of any Customers for the purpose of selling or providing any Competitive Products or Services; or (iv) induce or attempt to induce any of the Company Group’s Customers, vendors, suppliers, or other business relations to cease doing business with the Company Group, in whole or in part.

d. During the Restricted Period, Executive will not, directly or indirectly, (i) solicit or induce or attempt to solicit or induce any Restricted Employee to leave employment with the Company Group or cease performing services for the benefit of the Company Group or (ii) hire any Restricted Employee to provide services to anyone other than the Company Group.

e. To advise the Company of his new employer, work location and job responsibilities within ten (10) days after accepting new employment if such new employment commences within twelve (12) months following the Separation Date. Executive further agrees to keep the Company so advised of any change in his employment for twelve (12) months following the Separation Date.

f. Executive understands that the intention of this Paragraph 6 is not to prevent Executive from earning a livelihood and Executive agrees nothing in this Release would prevent Executive from earning a livelihood utilizing his general professional or technical skills in any business which is not directly or indirectly in competition with the Company Group.

g. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Paragraph 6 of this Release, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Release.

h. For purposes of this Paragraph 6, the following definitions apply:

i. “Business” means providing nondestructive testing and examination, inspection, rope access, materials engineering, maintenance, repair, industrial, and similar services; manufacturing products relating to nondestructive testing and examination; and marketing, selling, and distributing such products and services.

ii. “Competitive Products or Services” means any services or products competitive with any product or service sold, offered for sale, or under development by the Company Group as of the date of Executive’s termination of employment.

iii. “Company Group” means the Company, together with any direct or indirect subsidiary of the Company, as well as any business, corporation, partnership, limited liability company or other entity designated by the Board and in which the Company or a subsidiary holds a controlling ownership interest, directly or indirectly.

iv. “Confidential Information” means all confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company Group that is not readily available to competitors, outside third parties and/or the public, including without limitation, (i) data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, pricing, production methods and techniques, financial information and information about current or prospective customers and/or suppliers and customer and supplier lists; (ii) employees, research, goodwill, production, prices, costs, margins, and operating unit financial performance, salaries and expertise, customer preferences, contact information, key contacts, credit and purchasing history, and purchasing requirements and preferences; (iii) business methods, processes, practices or procedures; (iv) computer software and technology development; and (v) marketing, pricing strategies, business plans, and business strategy, including acquisition, merger and/or divestiture strategies.

v. “Customer” means any individual or entity that is a customer of the Company Group with whom Executive dealt, for whom Executive had direct supervisory, sales, or service responsibility, for whom Executive has knowledge is a customer of the Company Group, or about whom Executive received or had access to Confidential Information as a result of Executive’s employment and in the case of the employment having ended, at any time during the last twelve months of Executive’s employment with the Company.

vi. “Potential Customer” means a potential customer of the Company Group whom Executive solicited or helped the Company Group solicit or about whom Executive learned Confidential Information as a result of Executive’s employment and in the case of the employment having ended, at any time during the last twelve months of Executive’s employment with the Company.

vii. “Restricted Employee” means any individual who Executive knows is an employee or officer of the Company Group at the time of contact or solicitation and with whom Executive had direct contact as a result of employment with the Company Group or whose identity Executive learned as a result of employment with the Company Group.

7. Nothing in this Release or the Supplemental Release:

a. Prohibits Executive from filing or otherwise participating in a government agency investigation concerning Executive’s employment, including investigations or enforcement actions by the Equal Employment Opportunity Commission or the National Labor Relations Board, or from disclosing Confidential Information when such disclosure is made to an appropriate regulatory or governmental entity and is specifically permitted or required by law.

b. Prohibits Executive (or Executive’s attorneys) from initiating communications directly with, responding to any inquiry from, or providing testimony before SEC, Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization or any other state or federal regulatory authority regarding this Release or the Supplemental Release or their underlying facts or circumstances. In addition, nothing in this Release or the Supplemental Release prohibits Executive from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, FINRA, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law(s) or regulation(s). Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications.

c. Shall bar or impede in any way Executive’s ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority, such as the SEC, in connection with protected “whistleblower” activity.

d. Is intended to preclude Executive from testifying truthfully under oath pursuant to a lawfully-issued subpoena or engaging in any other legally-protected disclosure activity, including conduct protected under Section 7 of the National Labor Relations Act.

8. Executive acknowledges that this Release and the Supplemental Release will be governed by and construed and enforced in accordance with the internal laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

9. Executive acknowledges that he has read this Release and the Supplemental Release, that he has been advised that he should consult with an attorney before he executes this Release and the Supplemental Release, that he has had the opportunity to do so and has in fact done so, and that he understands all of their terms and executes them voluntarily and with full knowledge of its significance and the consequences thereof.

10. This Release shall take effect on the day Executive executes this Release.

11. This Release and the Supplemental Release set forth the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior discussions, negotiations, understandings or agreements, whether oral or written, relating to such subject matter, including but not limited to the offer letter to Executive dated July 16, 2020.

Signature page follows

/s/ Michael Grigsby
MICHAEL GRIGSBY
November 18, 2024

/s/ Talman Pizzey
ACUREN CORPORATION
November 18, 2024